UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒           Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

VAALCO ENERGY, INC.
(Name of Registrant as Specified in Its Charter)

NANES DELORME PARTNERS I LP NANES BALKANY PARTNERS LLC NANES BALKANY MANAGEMENT LLC JULIEN BALKANY DARYL NANES LEONARD TOBOROFF CLARENCE COTTMAN III
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

On May 7, 2008, Nanes Delorme Partners I LP (“Nanes Delorme Partners”), together with the other participants named herein, filed with the Securities and Exchange Commission (“SEC”) a definitive proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2008 annual meeting of stockholders of VAALCO Energy Inc., a Delaware corporation.

Item 1: On May 22, 2008, Nanes Delorme Partners issued the following press release.  A copy of the press release was posted at http://www.ImproveVAALCO.com.

Glass Lewis & Co. Recommends Withholding Votes on Two Management Nominees and Supports the Election of New Independent Directors

Thursday May 22, 12:56 pm ET

Notes That VAALCO's Dismal Stock Price Performance and Declining Earnings May Benefit From the Presence of New Independent Directors

Nanes Delorme Partners Urges Stockholders to Vote the GOLD Proxy Card "FOR" Julien Balkany, Leonard Toboroff and Clarence Cottman III

NEW YORK--(BUSINESS WIRE)--Nanes Delorme Partners I LP ("Nanes Delorme Partners") today announced that Glass Lewis & Co., a leading independent voting advisory service, has recommended that stockholders of VAALCO Energy, Inc. ("VAALCO" or the "Company") (NYSE: EGY - News) withhold their votes on management nominees Arne Nielsen and W. Russell Scheirman in order to provide the opportunity for Nanes Delorme Partners’ independent directors to be elected to the Company’s Board of Directors.

Nanes Delorme Partners urges VAALCO stockholders to vote the GOLD proxy card to elect Mr. Julien Balkany, Mr. Leonard Toboroff and Mr. Clarence Cottman III to the Board of Directors at the Company's 2008 Annual Meeting of Shareholders scheduled to be held on June 4th, 2008.

Julien Balkany, a Managing Member of Nanes Balkany Partners LLC, the General Partner of Nanes Delorme Partners, stated: “We are very pleased that Glass Lewis, an independent proxy advisory service, supports immediate change to VAALCO’s current Board of Directors and agrees with our position that new independent representation on the Company’s Board is necessary. Moreover, we are astounded that VAALCO is attempting to mislead its stockholders by suggesting in today’s press release that this is somehow a victory for the Company – it’s a clear recommendation for change at the Board level.”

In its analysis, Glass Lewis noted:

“In this case, we agree with many of the Dissident’s concerns, especially concerning the Company’s stock price performance and valuation relative to its peers. In addition, we are concerned that the board recently adopted a shareholder rights plan, an action which we believe is clearly contrary to the interests of the shareholders.”

“We find that the Company’s stock price has drastically underperformed its peers in recent years. During the one year period prior to the announcement of the proxy contest, the Company’s stock price fell by approximately 11.2%, compared to the gains of approximately 12.6% and 46.8% by the peer composite and the S&P Mid Cap Oil & Gas Exploration & Production Index respectively (source: FactSet).”

“During the three year period prior to the announcement, the Company’s stock price increased by approximately 5.9%, compared to gains of approximately 51.8% and 79.5% by the peer composite and the S&P Mid Cap Oil & Gas Exploration & Production Index, respectively.”

“In addition, we agree with the Dissident that the Company is undervalued compared to its peers. For each of the past five fiscal years, we find that the Company’s multiples of enterprise value to revenue, enterprise value to EBITDA and price to earnings fall substantially below the mean and median multiples derived from the peer set (source: FactSet).”

“We also echo the Dissident’s concerns that the Company’s earnings per share have generally decreased on a quarterly basis since the third quarter of 2006, despite increasing revenues. Net income fell by approximately 52.9% from fiscal 2006 to 2007.”

“…we see that these measures of the Company’s operating performance have also worsened over the past year. Despite a 27.2% gain in revenue from fiscal 2006 to 2007, the Company’s EBITDA margins, operating margins, and net margins all declined during this period. In addition, the Company’s ROE and ROA have both declined steadily on an annual basis from fiscal 2004 to 2007.”

“The board’s decision to adopt a poison pill without first seeking shareholder approval leads us to question whether the board is truly acting in the best interests of shareholders. Given this recent action, combined with the Company’s dismal stock performance and declining earnings, we believe the board may benefit from the presence of new independent directors.”

“Based on the above reasons, we recommend withholding votes from the following management nominees: Nielsen and Scheirman.”

“In addition, Mr. Scheirman serves as president and CFO of the Company. We believe that the unique financial information and control over a Company’s finances that is typical for a CFO should place the CFO in the position of reporting to and not serving on the board.”

“We believe that withholding votes from Messrs. Nielsen and Scheirman may provide the opportunity for two Dissident nominees to be elected to the board.”

“…and would send a strong signal to the Company that the Company’s performance and corporate governance related issues need to be addressed.”

Nanes Delorme Partners strongly encourages VAALCO’s stockholders to sign, date, and return the GOLD proxy card and vote “FOR” Julien Balkany, “FOR” Leonard Toboroff and “FOR” Clarence Cottman III.

Stockholders who have questions, or need assistance in voting their shares, should call Nanes Delorme Partner’s proxy solicitors, MacKenzie Partners, Inc., Toll-Free at (800) 322-2885. For more information on how to vote, as well as additional proxy materials, please visit www.ImproveVAALCO.com.

About Nanes Delorme Partners I LP

Nanes Delorme Partners I LP is a U.S.-based hedge fund that invests primarily in the oil and gas exploration and production sector. Nanes Delorme Partners I LP pursues active investments in publicly traded companies that it believes are trading at a significant discount to their intrinsic values or where one or more potential catalysts exist that could materially unlock the inherent value of those companies.

The General Partner of Nanes Delorme Partners I LP is Nanes Balkany Partners LLC.

Contact:
Media:
Sard Verbinnen & Co.
Paul Caminiti/Dan Gagnier/Jane Simmons, 212-687-8080

Source: Nanes Delorme Partners I LP